Exhibit 99.2

FOR IMMEDIATE RELEASE

LF Capital Acquisition Corp. Closes

$155,250,000 Initial Public Offering

New York, NY, June 25, 2018 — LF Capital Acquisition Corp. (the “Company”) announced today that is closed its initial public offering in which it raised $155,250,000.

LF Capital Acquisition Corp. intends to focus its search for a target business in the commercial banking and financial technology industries.

The Company sold 15,525,000 units at a price of $10.00 per unit, which includes 2,025,000 million units issued pursuant to the underwriter’s exercise of its over-allotment option in full, resulting in gross proceeds of $155,525,000. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $158,355,000 (or $10.20 per unit sold in the public offering) was placed in trust.

The Company’s units began trading on the NASDAQ Capital Market (“Nasdaq”) under the ticker symbol “LFACU” on June 20, 2018. Each unit consists of one share of the Company’s Class A common stock and one warrant, with each warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Stock Market under the symbols “LFAC” and “LFACW,” respectively.

B. Riley FBR, Inc. and Raymond James & Associates, Inc. served as the underwriters for the offering.

Venable LLP acted as counsel to the Company and Ellenoff Grossman & Schole acted as counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com and Raymond James & Associates, Inc., Attention: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (800) 248-8863 or by email at prospectus@raymondjames.com.

A registration statement relating to the securities has been declared effective by the SEC on June 19, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LF Capital Acquisition Corp.

LF Capital Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for a target business in the commercial banking and financial technology industries.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Scott Reed
sreed@lfcapital.co
(214) 740-6112